Eternal Energy Corp. Announces the Receipt of ORRI Sales Proceeds
and an Update for its Stock Repurchase Program

Littleton, Colorado; June 2, 2010 – Eternal Energy Corp. (OTCBB:EERG; “Eternal”, or the “Company”) announced that it has fully collected the proceeds from the sale of its 50% gross overriding royalty interest in certain lands located in southeastern Saskatchewan to Ryland Oil Corporation (TSX Venture Exchange: RYD.v; “Ryland”).  The sale was previously announced on April 30, 2010.  Gross proceeds from the sale totaled $2.9 million, of which approximately $900,000 was withheld by Ryland and remitted to the Canadian Revenue Agency on the Company’s behalf, resulting in net proceeds received of approximately $2.0 million.

“We are pleased that the transactions with Ryland have been successfully completed,” stated Brad Colby, Eternal’s President and CEO.  “Our strong cash position will enable us to move forward with planned re-entry and drilling operations in our Hardy Prospect immediately, as well as aggressively pursue additional exploration opportunities in the near future.”

The Company also announced that, as of the close of business on June 1, 2010, it has repurchased and retired 1,277,000 shares of its outstanding common stock at an aggregate cost of approximately $72,000, pursuant to its stock repurchase program, announced on March 29, 2010.  SEC rules limit the number of shares that the Company can repurchase on any one day.  The Company’s Board of Directors has authorized management to expend up to US$500,000 to repurchase shares on the open market.

”By continuing to repurchase and retire shares of our common stock at prices that are below our Company’s cash value, on a per share basis, we are attempting to strengthen the financial position of our remaining, loyal stockholders,” continued Brad Colby.  “It is our current intention to continue to repurchase shares as long as we believe that our stock is significantly undervalued.”

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Kirk Stingley Chief Financial Officer Eternal Energy Corp. 303-798-5235